Exhibit 99.1

For Immediate Release

GlobeImmune Announces Updates and Financial Results

for First Quarter 2016

LOUISVILLE, CO–(Marketwired – May 12, 2016) – GlobeImmune, Inc. (NASDAQ: GBIM) today provided an update on the Company’s business and clinical programs and announced financial results for the first quarter 2016.

The Company continues to seek potential strategic transactions. Cantor Fitzgerald & Co. has been retained by the Company to assist in reviewing ways to maximize stockholder value. There is not a defined timeline for the strategic review process and the review may not result in any specific action or transaction.

The Company has three ongoing clinical trials being conducted by the Company’s corporate collaborators, Gilead Sciences, Inc. and Celgene Corporation. GS-US-330-1401, the GS-4774 Phase 2 clinical trial in patients with chronic HBV infection who are currently not receiving treatment, is fully enrolled and the 48-week results are projected to be available in the second half of 2016. The 24-week results for this trial did not show a statistical difference between control and treatment arms. The results from a GI-6207 Phase 2 trial in subjects with medullary thyroid cancer are projected to be available in the second half of 2016. A Phase 2 clinical trial designed to investigate the safety and efficacy of evaluating GI-6301 in combination with radiation therapy in patients with chordoma is still enrolling patients.

Financial Results – First Quarter Ended March 31, 2016

GlobeImmune reported a net loss of $0.9 million for the three months ended March 31, 2016 compared to $1.6 million for the same period in 2015. The decrease in net loss for 2016 was due to lower compensation expense due to layoffs in research and development and general and administrative expenses. GlobeImmune reported a loss applicable to common stockholders of $0.15 per share, for three months ended March 31, 2016 compared to loss applicable to common stockholders of $0.27 per share for the same period in 2015.

Research and development for proprietary programs expense for the three months ended March 31, 2016 was $0.3 million compared to $0.4 million for the same period in 2015, a decrease of $0.1 million. The decrease was primarily due to a decrease in salary expense due to layoffs in 2015. Costs of manufacturing services for the three months ended March 31, 2016 were $0 compared to $0.2 million for the same period in 2015. The decrease was primarily due to a decrease in expenses relating to manufacturing services for Gilead for the Phase 2 HBV trial. Costs of collaboration license and services for the three months ended March 31, 2016 was $0.5 million compared to $0.9 million for the same period in 2015, a decrease of $0.4 million. The decrease was primarily due to a decrease in expenses related to the clinical trial for GS-4774 and reduction in salary expense due to layoffs in 2015. General and administrative expense for the three months ended March 31, 2016 was $0.9 million compared to $1.2 million for the same period in 2015, a decrease of $0.3 million. The decrease was due to a reduction in salary expense due to layoffs in 2015.

At March 31, 2016, GlobeImmune had cash and equivalents of $8.7 million. The Company believes it has sufficient cash to operate the company as a going concern through the middle of 2017 as it continues to evaluate strategic alternatives. If a strategic alternative is not found in the near future, we could decide to wind down the operations of the Company which will consume cash faster than currently planned as a going concern.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 and GI-6200 Tarmogen product series targeting brachyury and CEA, respectively. In 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the Company’s ability to enter into and complete any strategic transaction, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 212-966-3650

susan@sanoonan.com